Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

TITAN ENVIRONMENTAL SOLUTIONS, INC., AS THE SHAREHOLDER,

RECOUP TECHNOLOGIES, INC., AS THE COMPANY

AND

RECOUP PARTNERS, LLC,

AS BUYER

DATED OCTOBER 31, 2024

Article 6 REPRESENTATIONS AND WARRANTIES REGARDING BUYER		18
6.1	Organization	18
6.2	Binding Obligations	18
6.3	No Defaults or Conflicts	18
6.4	No Authorization or Consents Required	18
6.5	Brokers	19
6.6	Litigation	19
6.7	Investment Purpose	19

Article 7 COVENANTS		19
7.1	Public Announcements	19
7.2	Litigation Support	19
7.3	Confidentiality	19
7.4	Covenant Not to Compete	20
7.5	Covenant Not to Solicit	20
7.6	Enforcement	20
7.7	Release	21
7.8	Further Assurances	21
7.9	Tax Matters	21

Article 8 INTENTIONALLY LEFT BLANK		23

Article 9 REMEDIES FOR BREACHES OF THIS AGREEMENT		23
9.1	Indemnification by the Shareholder	23
9.2	Indemnification by Buyer	24
9.3	Survival and Time Limitations	24
9.4	Limitations on Indemnification by the Shareholder	25
9.5	Limitations on Indemnification by Buyer	25
9.6	Third-Party Claims	25
9.7	Other Indemnification Matters	29
9.8	Setoff	29
9.9	Exclusive Remedy	29

Article 10 MISCELLANEOUS		27
10.1	Expenses	27
10.2	Amendment	27
10.3	Entire Agreement	27
10.4	Headings	27
10.5	Notices	27
10.6	Exhibits	28
10.7	Waiver	28
10.8	Binding Effect; Assignment	28
10.9	No Third-Party Beneficiary	28
10.1	Counterparts	28
10.11	Governing Law	28
10.12	Consent to Jurisdiction	28
10.13	WAIVER OF JURY TRIAL	29
10.14	Transfer Taxes	29
10.15	Severability	29

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EXHIBITS

Exhibit A Promissory Note

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of October 31, 2024, is entered into by and among TITAN ENVIRONMENTAL SOLUTIONS, INC., a Nevada corporation (“Shareholder”), RECOUP TECHNOLOGIES, INC., a Delaware corporation (the “Company”), RECOUP PARTNERS, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, the Shareholder is the record and beneficial owner of 1,000 shares of common stock of the Company, which constitute all of the issued and outstanding capital stock of the Company (the “Owned Stock”); and

WHEREAS, the Shareholder desires to sell to Buyer, and Buyer desires to purchase from Shareholder, all of the shares of the Owned Stock (the “Purchased Stock”), upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means GAAP, and to the extent consistent with GAAP, the accounting principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis.

“Action” means any action, audit, suit, arbitration, investigation, mediation or other similar proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Encumbrances, losses, damages, deficiencies, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third-Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement).

“Affiliate” means as to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by Contract or otherwise. Also included as an Affiliate of any Person is any owner of more than 5% of the capital stock of such Person or any director of such Person. Affiliates and an Affiliate shall also be included as an Affiliate.

“Applicable Area” means the United States of America and all other locations and jurisdictions in which the Company has or is conducting business or has its product being used by customers or potential customers.

“Ancillary Agreements” means all of the agreements and other documents being executed and delivered pursuant to this Agreement.

“Business” means the business of offering aerobic digestion technology solution for the disposal of food waste at the point of generation, a solution that converts food waste to a liquid that is safely discharged through any standard sewer line, while reducing costs, improving operations, and minimizing negative environmental impacts and the BioHiTech Cloud Platform, which provides data analytics and accurate real-time information to eliminate the uncertainty about where food waste occurs, how much is being wasted and its associated value.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Detroit, Michigan are authorized or required by Law or Order to close.

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 6.1 (Organization), Section 6.2 (Binding Obligations) and Section 6.5 (Brokers).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601, et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Expenses” means all fees and expenses of the Company (other than Transfer Taxes) related to the investigation, negotiation, pursuit or completion of the transactions contemplated by this Agreement prior to the Closing that are not paid prior to the Closing, including (a) the fees and expenses of legal counsel, accountants, advisors, brokers, investment bankers, consultants and other third party advisors, (b) any payments, including stay, transaction or other similar bonuses or any severance obligations or payments, paid or payable to the employees, consultants, directors, officers or representatives of the Company in connection with the transactions contemplated by this Agreement, (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of the Company) or the Company and any 401(k) contribution or match or other employee benefit cost incurred by Buyer (on behalf of the Company) or the Company with respect to the amounts payable pursuant to, or in connection with the transactions contemplated by, this Agreement, and (d) the forgiveness of any loans or other obligations owed by the Shareholder or employees of the Company in connection with the transactions contemplated by this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 5.1 (Formation and Qualification), Section 5.2 (Capitalization), Section 5.3 (No Other Stock) Section 5.4 (Binding Obligations), Section 5.11 (Taxes), Section 1.1 (Environmental Compliance), and Section 5.14 (Brokers).

“Confidential Information” means any information concerning the business and affairs of the Company not already generally available to the public.

“Contract” means any legally binding contract, agreement, license, sublicense, lease, sublease, conditional sales contract, mortgage, sales or purchase order, commitment, arrangement, undertaking, understanding, whether written or oral.

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“date hereof” and “date of this Agreement” means the date first written above.

“Designated Payables” means any of the payables of the Company listed on the Schedule of Designated Payables acknowledged in writing by each of the Shareholder and the Buyer and delivered by the parties at the Closing.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, adverse claim, liability, Tax, community property interest, license, restrictions on transfer, security interests, hypothecations, easements, rights-of-way, defects in title or other encumbrances.

“Environmental Claim” means any Action, Encumbrance, fine or penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Environmental Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means any federal, state, or local Law or Order: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401, et seq.

“Environmental Notice” means any written directive or correspondence describing or otherwise providing notice of any Environmental Claim relating to non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” means any permit, approval, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, or disposing into the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Excluded Representations” means the Company Fundamental Representations and the Shareholder Fundamental Representations.

“Forgiveness Amount” means the items described and as listed on the Schedule of Forgiveness Amount acknowledged in writing by each of the Shareholder and the Buyer and delivered by the parties at the Closing in the aggregate amount of $750,000, which is owed to Buyer or its Affiliates by Shareholder at the time of execution of the letter of intent.

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“Fraud” means common law fraud as determined by Michigan courts under the Laws of the State of Michigan.

“GAAP” means United States generally accepted accounting principles in effect as of the date hereof, consistently applied.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, or any economic or political union thereof, exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government or quasi-government authority, accrediting body, commission or instrumentality of the United States of America, any foreign government, any state of the United States of America, any municipality or other political subdivision of any of the foregoing, any administrative contractor or fiscal intermediary of the foregoing, or any economic or political union of any of the foregoing, and any court or tribunal of competent jurisdiction.

“Hazardous Material” means: (a) any material, substance, chemical, waste, derivative, pollutant, contaminant, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is regulated as hazardous, acutely hazardous, or toxic under Environmental Laws or otherwise subject to regulation under Environmental Laws due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity or other harmful or potentially harmful properties or effects; and (b) any petroleum or petroleum-derived products, radioactive materials or wastes, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

“Indebtedness” means, of the Company, without duplication, (i) obligations related to indebtedness for borrowed money, (ii) outstanding indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any performance bond, bankers’ acceptances or letter of credit, (iv) all obligations under or pursuant to any capital leases (determined in accordance with GAAP), (v) “earn-out” obligations and other obligations for the deferred purchase price of property, goods, or services, (vi) any obligations or Indebtedness of a third party that is secured by an Encumbrance on the assets of the Company, (vii) all net liabilities under any swap agreements or any other interest rate, currency, materials or other hedging agreements or arrangements, (viii) any deferred revenue, (ix) any liabilities or obligations under any Contract between the Company, on the one hand, and Shareholder or any of its Affiliates, on the other hand, (x) any unfunded deferred compensation or severance and other similar obligations, liabilities or arrangements of the Company, (xi) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (x) above, and (xi) for clauses (i) through (x) above, all accrued interest thereon, if any, and any prepayment penalties, breakage costs, and other termination fees associated with the repayment of such Indebtedness on the Closing Date to the extent such Indebtedness is repaid on the Closing Date pursuant to the requirements of this Agreement.

“Intellectual Property” means all patents, trademarks, service marks, trade names, logos, URLs and Internet domain names, social media accounts and identifiers, copyrights, computer software programs, industrial designs, inventions, proprietary know-how, proprietary programs including software programs, the BioHiTech Cloud Platform and the coding for the related software, including US Patent No. 9,977,414 B2, the confidential business information, trade secrets and other intellectual property.

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“IRS” means the United States Internal Revenue Service.

“Knowledge of the Shareholder” or any similar phrase means the actual knowledge of the chief executive officer, the chief operating officer, the chief financial officer or the board members of the Shareholder.

“Landlord” means the landlord under leases for Leased Real Property.

“Law(s)” shall mean any constitution, law, statute, treaty, regulation, directive, code, ordinance, rule or other requirement having the force of law of any Governmental Authority.

“Material Adverse Effect” means any result, event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, financial condition, or assets of the Company; provided, however, that “Material Adverse Effect” shall not include any result, event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions, whether domestic or international; (ii) any changes in financial, banking, or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) changes affecting the Company’s industry generally; (v) acts of God, war, sabotage, terrorism, or global pandemic; (vi) changes in Law or GAAP; (vii) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); and (viii) any action or omission taken by Shareholder that is expressly contemplated or required by this Agreement.

“Michaelson” means Michaelson Capital Special Finance Fund II L.P. or any of its Affiliates.

“Note Amount” means the amount of $250,000, evidenced by a promissory note in the form of Exhibit A.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means, as applicable, (a) any certificate or articles of incorporation or organization, bylaws, or operating or limited liability company agreement (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” or “Parties” means each or all of the Company, the Shareholder and Buyer.

“Patent Assignment” means the Assignment, executed on the Closing Date, for the specific patent referenced therein, from Shareholder to Company.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Interim Balance Sheet; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company which are not yet due and payable or which are being contested in good faith by appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Interim Balance Sheet; (iii) Encumbrances relating to the transferability of securities imposed under applicable securities Laws; (iv) Encumbrances that arise under building codes or zoning, land use and other similar Laws which are not violated and which do not interfere with the conduct of the business of the Company or the use and occupancy of any Leased Real Property; (v) imperfections or defects of title, easements, covenants, rights-of-way and other Encumbrances, whether recorded or referred to in an applicable lease or unrecorded, affecting any Leased Real Property but that are not violated and do not materially detract from or interfere with the current use of the applicable Leased Real Property; (vi) in the case of the Leased Real Property, subleases to third parties; (vii) Encumbrances in favor of a lessor, sublessor or licensor related to any Leased Real Property which are not violated and which do not interfere with the conduct of the business of the Company or the use and occupancy of any Leased Real Property; (viii) in the case of any Leased Real Property, any Encumbrance to which the fee simple interest (or any superior leasehold interest) is subject which are not violated and which do not interfere with the conduct of the business of the Company or the use and occupancy of any Leased Real Property; (ix) any right, title or interest of a lessor, sublessor or licensor related to any Leased Real Property and (x) Encumbrances in favor of Michaelson.

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“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Privacy Laws” means all applicable Laws governing the privacy, security, breach, confidentiality, protection, creation, receipt, maintenance, transmission, use, disclosure, collection, transfer, processing, retention, or destruction of “personal information,” “personally identifiable information,” “sensitive personal information,” “personal data,” and similar terms as defined by such Laws (collectively, “Personal Information”), including applicable data-breach notification laws, consumer protection laws, laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection laws, data security laws, and laws concerning email, text message or telephone communications, including the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the UK Data Protection Act 2018, the Personal Information Protection and Electronic Documents Act, and all other similar international, federal, state, provincial and local Laws, as applicable.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Pre-Closing Taxes” means (i) any and all Taxes of the Shareholder for any taxable period; (ii) any and all Taxes of the Company attributable to any Pre-Closing Tax Period; (iii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Laws; (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Laws, which Taxes relate to an event or transaction occurring before the Closing; (v) any and all withholding, payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by this Agreement.

“Reference Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Remaining Amount” means the amount of $250,000 to be paid in cash in accordance with Section 3.5 below.

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“Representatives” means, with respect to any Person, any director, officer, manager, agent, employee, general partner, limited partner, member, stockholder, advisor or representative of such Person.

“Restricted Period” means a period of five (5) years following Closing.

“Shareholder Fundamental Representations” means the representations and warranties of the Shareholder contained in Section 4.1 (Binding Obligations), Section 4.4 (Capitalization) and Section 4.7 (Brokers).

“Subsidiary” means, with respect to a specified Person, any corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or non-voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat or abandoned property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind whatsoever, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Authority whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement filed required to be filed to a Governmental Authority in connection with Taxes, including any schedule, attachment or amendment thereto.

“Transfer Taxes” has the meaning set forth in Section 10.14.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the word “or” shall mean “and/or”;

(c) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Article, Section, Subsection, Recital, Disclosure Schedule or Exhibit shall refer, respectively, to the specified Article, Section, Subsection, Recital, Disclosure Schedule or Exhibit of this Agreement;

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(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this clause (h) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l) any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(m) references herein to any Law mean such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(n) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(o) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(p) the phrases “made available,” “furnished” or “provided” mean made available to Buyer in the online data room established for the Company at least two (2) Business Days prior to the Closing Date.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Article 2
PURCHASE AND SALE OF THE STOCK; CALCULATION OF
PURCHASE PRICE AND PAYMENT

2.1 Purchase and Sale. In accordance with the terms and upon the conditions of this Agreement, at the Closing, Shareholder shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to all of the Purchased Stock, free and clear of any Encumbrances, other than those arising from acts of Buyer, any Permitted Encumbrances and Encumbrances on transfer imposed under applicable securities Laws.

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2.2 Purchase Price.

(a) The purchase price payable by Buyer to Shareholder for the Purchased Stock shall be One Million Dollars ($1,000,000) (the “Purchase Price”), determined as follows:

(i) the Note Amount (as defined above, $250,000); plus

(ii) the Forgiveness Amount (as defined above, $750,000).

2.3 Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the Parties:

(a) Buyer shall pay the Note Amount to Shareholder by delivery of the Promissory Note;

(b) Shareholder will deliver the Purchased Stock to Buyer;

(c) Shareholder shall deliver to Buyer a balance sheet of the Company as of the Closing that is reasonably acceptable to Buyer;

(d) Each of the Parties shall have executed and delivered a Schedule of the Designated Payables that is acceptable to Shareholder and Buyer; and

(e) Buyer will deliver written acknowledgements to Shareholder that the Forgiveness Amount has been forgiven by the respective creditors that are owed the obligations listed on Schedule of Forgiveness Amount.

2.4 Withholding. Buyer and any other applicable withholding agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Laws to be deducted and withheld therefrom.

Article 3
THE CLOSING AND DELIVERIES

3.1 Closing; Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”) by exchange of appropriate documentation between the Parties (via overnight delivery, facsimile, electronic transmission or other similar means for exchanging documentation). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the Reference Time.

3.2 Deliveries by the Shareholder. In addition to any other deliverables set forth herein, at the Closing, the Shareholder shall deliver, or cause to be delivered, to Buyer or the applicable party the following items:

(a) The original stock certificates for the Purchased Stock and assignments of the Purchased Stock to Buyer, duly executed by Shareholder;

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(b) A certificate of an officer of the Shareholder certifying that attached thereto are true and complete copies of all resolutions of the Shareholder relating to the transactions contemplated by this Agreement;

(c) A certificate of the President of the Company, dated as of the Closing Date, that attached thereto are (i) true and complete copies of the Organizational Documents of the Company, including any amendments or restatements thereof, and that such Organizational Documents are in full force and effect, (ii) resolutions of the Company authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of the Ancillary Agreements, and (iii) a certificate of good standing for the Company from the State of Delaware, and certificates of good standing from each other jurisdiction in which the Company is qualified to do business;

(d) Resignations of each of the directors and officers of the Company with such resignations to be effective concurrently with the Closing;

(e) The Patent Assignment, duly executed by Shareholder;

(f) A properly completed IRS Form W-9, duly executed by Shareholder; and

(g) Except for the release of the Michaelson lien, all consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, or notices to, any Governmental Authority or other Person required to be made or obtained in connection with the authorization, execution, delivery and performance by the Shareholder and the Company of this Agreement and the documents executed in connection therewith and the consummation of the transactions contemplated hereby and thereby.

(h) The Company’s stock ledger, minute books and related items, if any, in the possession of or under the control of the Shareholder, its Affiliates and the Shareholder’s directors and officers.

All such agreements, documents and other items shall be in form and substance satisfactory to Buyer.

3.3 Deliveries by Buyer. In addition to any other deliverables set forth herein, at the Closing, Buyer shall deliver, or cause to be delivered, to the Shareholder the following items:

(a) The Promissory Note;

(b) An acknowledgement from each holder of an obligation listed on the Schedule of Forgiveness Amount comprising the Forgiveness Amount, duly executed by holder;

(c) A certificate of an officer of the Buyer certifying that attached thereto are true and complete copies of all resolutions of the Buyer relating to the transactions contemplated by this Agreement; and

(d) A certificate of the Manager of the Buyer, dated as of the Closing Date, that attached thereto are (i) true and complete copies of the Organizational Documents of the Buyer, including any amendments or restatements thereof, and that such Organizational Documents are in full force and effect, (ii) resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of the Ancillary Agreements, including the Promissory Note, and (iii) a certificate of good standing for the Buyer from the State of Delaware, and certificates of good standing from each other jurisdiction in which the Buyer is qualified to do business.

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All such agreements, documents and other items shall be in form and substance satisfactory to the Shareholder.

3.4 INTENTIONALLY OMITTED.

3.5 Payment of Remaining Amount. By December 31, 2024 (or such later date as agreed to between Buyer, Shareholder and Michaelson) (the “Adjustment Date”), Shareholder will, upon receipt of the Note Amount, pay the Remaining Amount directly to Michaelson in exchange for a lien release from Michaelson. Shareholder covenants that it will timely pay the Remaining Amount and will indemnify, defend and hold harmless Buyer from any claims, costs, damages or expenses incurred by Buyer (including Buyer having to pay the Remaining Amount) if Shareholder breaches this covenant. If Buyer is required to pay all or any portion of the Remaining Amount, any such amount paid by Buyer will be offset from the Promissory Note..

Article 4
REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDER

Shareholder hereby represents and warrants to Buyer as of the date hereof as follows:

4.1 Binding Obligations. The Shareholder is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. This Agreement and the Ancillary Agreements to which Shareholder is a party have been duly executed and delivered by Shareholder, and assuming that this Agreement and such Ancillary Agreements constitute the legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies (collectively, the “Equitable Exceptions”). Shareholder has full power and authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which Shareholder is a party and to perform Shareholder’s obligations hereunder and thereunder.

4.2 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which Shareholder is a party and the consummation of the transactions contemplated hereby and thereby by Shareholder and performance by Shareholder of its obligations hereunder and thereunder (a) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or instrument to which Shareholder or the Company is a party or by which Shareholder or the Company is bound or to which any of Shareholder’s or the Company’s assets may be subject; (b) result in the imposition or creation of an Encumbrance upon or with respect to the Purchased Stock or any of the assets of the Company; and (c) do not violate or conflict with any existing applicable Law, judgment, Order or decree of any Governmental Authority having jurisdiction over Shareholder or the Company or any of Shareholder’s or the Company’s assets.

4.3 No Authorization Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person will be required to be obtained or made by Shareholder in connection with the due execution, delivery and performance by Shareholder of this Agreement and the Ancillary Agreements and the consummation by the Shareholder of the transactions contemplated hereby and thereby, other than required filings under the Securities Exchange Act of 1934, as amended.

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4.4 Capitalization. Upon execution and delivery of this Agreement and up to the Closing, (a) all of the Purchased Stock will be owned beneficially and of record by the Shareholder and all such Stock will represent one hundred percent (100%) of the outstanding equity securities or other ownership interests in the Company, (b) all such Purchased Stock will be duly authorized, validly issued, and issued without violation of any preemptive right or other right to purchase, (c) there will be no other equity securities or other ownership interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, calls or commitments of any character whatsoever, relating to the equity securities or other ownership interests of the Company, to which the Company is party or is bound requiring the issuance, delivery or sale of equity securities or other ownership interests of the Company, (d) there will be no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation or similar rights with respect to the equity securities or other ownership interests of the Company to which the Company is party or is bound, (e) the Company will have no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter, and (f) there will be no Contracts to which the Company is party or by which it is bound to (i) repurchase, redeem or otherwise acquire any equity securities of the Company or (ii) vote or dispose of any equity securities or other ownership interests of the Company.

4.5 Litigation. As of the date of this Agreement, there is no Action or other process or procedure for settling disputes or disagreements with respect to the Company, the Purchased Stock, or the transactions contemplated by this Agreement or any Ancillary Agreement pending or, to the Knowledge of the Shareholder, threatened against the Shareholder or the Company; and the Shareholder has not received written or, to the Knowledge of the Shareholder, oral notice of an Action or claim or dispute that is reasonably likely to result in any such Action or other process or procedure for settling disputes or disagreements with respect to the Company, the Purchased Stock, or the transactions contemplated by this Agreement or any Ancillary Agreement.

4.6 Michaelson Debt. As of the date of this Agreement, the total outstanding obligation to Michaelson is $1,982,089.84.

4.8 Brokers. No broker, finder or similar intermediary has acted for or on behalf of Shareholder in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Shareholder or any action taken by Shareholder.

Article 5
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Shareholder and the Company hereby jointly and severally represent and warrant to Buyer as of the date hereof as follows:

5.1 Formation and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, up to and including the Closing Date. The Company has all requisite organizational power and authority and all Permits necessary to own, lease and operate its properties and carry on its business as presently owned, leased or conducted. The Company is qualified, licensed or registered to transact business as a foreign business entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration. The Company has delivered to Buyer correct and complete copies of the Organizational Documents, the minute book and stock/membership interest record book for the Company, each of which is correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents. The Company does not have, and has not had since inception, any Affiliates other than the Shareholder.

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5.2 Capitalization. All of the Purchased Stock is, and immediately prior to the Closing will be, owned beneficially and of record by the Shareholder. Upon execution of this Agreement and up to the Closing, (a) all of the Purchased Stock will be owned beneficially and of record by Shareholder, (b) the Purchased Stock will represent one hundred percent (100%) of the outstanding equity securities or other ownership interests in the Company, (c) all of the Purchased Stock will have been duly authorized, validly issued, and issued without violation of any preemptive right or other right to purchase, (d) there will be no other equity securities or other ownership interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, calls or commitments of any character whatsoever, relating to the equity securities or other ownership interests of the Company, to which the Company is party or is bound requiring the issuance, delivery or sale of equity securities or other ownership interests of the Company, (e) there will be no outstanding or authorized stock or equity appreciation, phantom stock or equity, profit participation or similar rights with respect to the equity securities or other ownership interests of the Company to which the Company is party or is bound, (f) the Company will have no authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter, (g) there will be no Contracts to which the Company is party or by which it is bound to (i) repurchase, redeem or otherwise acquire any equity securities of the Company or (ii) vote or dispose of any equity securities or other ownership interests of the Company, and (h) there will be no irrevocable proxies and no voting agreements with respect to any equity securities or other ownership interests of the Company. Upon the Closing, except for the liens held by Michaelson, the Purchased Stock will be delivered to Buyer free and clear of all Encumbrances (except for Permitted Encumbrances set forth in clause (iii) of the definition thereof and Encumbrances created by any Buyer or its Affiliates), and Buyer will have good and marketable title to the Purchased Stock.

5.3 No Other Stock. The Company does not own, directly or indirectly, any equity securities of, or equity ownership or voting interest in, any Person.

5.4 Binding Obligations. The Company has all requisite company authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which the Company is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company, and assuming that this Agreement and such Ancillary Agreements constitute the legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except for the Equitable Exceptions.

5.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby by the Company and performance by the Company of its obligations hereunder and thereunder (a) do not result in any default, conflict or violation of the Organizational Documents of the Company; (b) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Permit or Contract to which the Company is a party or by which the Company is bound or to which any of the Company’s assets may be subject (or result in the imposition of any Encumbrance upon any of the Company’s assets); and (c) do not violate any existing applicable Law, judgment, Order or decree of any Governmental Authority having jurisdiction over the Company or any of its assets.

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5.6 No Authorization Required. Other than a release of lien from Michaelson, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby.

5.7 Financial Statements; Undisclosed Liabilities; Assets.

(a) Correct and complete copies of the unaudited financial statements consisting of the balance sheets of the Company as at December 31, 2023 and June 30, 2024, and the related statements of operations for the year ended December 31, 2023 and the six-month period ended June 30, 2024 (the “Financial Statements”) have previously been provided to Buyer. The Financial Statements are correct and complete and consistent with the books and records of the Company (which are in turn correct and complete), have been prepared in accordance with Generally Accepted Accounting Principles consistently applied and the balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company as of the respective dates thereof, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of the operations of the Company for the respective periods indicated therein, in each case in accordance with historical practices applied on a consistent basis, except for the absence of footnotes (which, if presented, would not, individually or in the aggregate, be material) and normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material). For purposes hereof, the balance sheet of the Company as of June 30, 2024, is referred to herein as the “Interim Balance Sheet.”

(b) The Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) except for liabilities that (i) are accrued or reserved against in the Interim Balance Sheet, (ii) were incurred subsequent to the Interim Balance Sheet in the ordinary course of business, consistent with past custom and practice, (iii) result from the obligations of the Company under this Agreement or the Ancillary Agreements or (iv) pursuant to any Contract which arose in the ordinary course of business, consistent with past custom and practice and did not result from any default, tort, breach of contract or breach of warranty.

5.8 Intellectual Property.

(a) A list of all Intellectual Property owned by the Company that is registered, issued or subject to a pending application for registration or issuance in the United States Patent and Trademark Office the United States Copyright Office, or any foreign Intellectual Property office or agency (“Company Registered Intellectual Property”) has been provided to Buyer. All Company Registered Intellectual Property exists, has been maintained in good standing and, as applicable, has been properly assigned to the Company.

(b) The Company owns, is licensed to use or otherwise has the right to use all Intellectual Property used in the operation of the business or held on behalf of the Company, free and clear of any Encumbrances other than Permitted Encumbrances. All Intellectual Property in which the Company claims ownership rights is owned by the Company. The Company is properly licensed to use all Intellectual Property to which the Company does not claim ownership rights. The Company shall possess the identical rights to all Intellectual Property used in its business immediately following Closing as it possesses immediately prior to Closing without incurring any additional liabilities or obligations and without the payment of any additional fees.

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(c) Neither the validity of, nor the Company’s title to, any Intellectual Property owned or purported to be owned by the Company is being challenged in writing or in any litigation or administrative proceeding to which the Company is party.

(d) To the Knowledge of the Shareholder, no Person is infringing upon, misappropriating or otherwise violating any of the Intellectual Property owned by the Company. The conduct of the business of the Company as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property right of any third party.

(e) The Company has used commercially reasonable efforts to secure its trade secrets and other proprietary confidential information and any confidential information of any other Person in its possession and to the Knowledge of the Shareholder, there has been no unauthorized disclosure of any of the foregoing.

(f) The Company has, and after the Closing will have, the legal right to use all copies of and subscriptions to all software currently used in its business.

(g) To the knowledge of Shareholder, the Company has used commercially reasonable efforts to safeguard the information technology systems utilized in its business, including the implementation of procedures to ensure that such systems are free from disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware that permit unauthorized access or the unauthorized disablement or erasure of data or other software by any other Person. There have been no successful unauthorized intrusions or breaches of the security of such systems since January 1, 2023.

(h) The operation of the business of the Company does not include the utilization of any proprietary software developed by, on behalf of or for use by the Company except for the BioHiTech Cloud Platform and the coding for the related software including US Patent No. 9,977,414 B2.

(i) The Company is operating and since January 1, 2023, has operated in compliance in all material respects with all federal and state Laws applicable to the business related to data privacy, data security and/or personal information. To the knowledge of Shareholder, the Company has experienced no incidences in which personal information or other sensitive data was or may have been stolen or improperly accessed, and there is no basis to believe that any such theft or improper access has occurred.

5.9 Compliance with Laws.

(a) The Company has complied and is in compliance with in all material respects all applicable Laws and Orders, and no Action has been filed or commenced or, to the Knowledge of the Shareholder, threatened alleging any failure so to comply. Since January 1, 2023, the Company has not received any written notice or written communication alleging any non-compliance of the foregoing.

(b) Neither the Company or, to the knowledge of Shareholder, any of its owners, officers, directors, shareholders, agents, employees or any other Persons acting on its behalf, has (i) made any illegal payment or provided any unlawful compensation or gifts to any officer or employee of any Governmental Authority, or any employee, customer or supplier of the Company, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no Action has been filed or commenced alleging any such payments, contributions or gifts.

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5.10 Litigation.

(a) There are no Actions pending, or to the Knowledge of the Shareholder, threatened by, against or involving the Company, or any of its assets, operations or business (other than (i) traffic violations that did not result in a criminal misdemeanor or felony charge or conviction, and (ii) workers’ compensation claims covered in full by workers’ compensation insurance).

(b) There are no, and since the Applicable Date, there have not been any, Actions brought by the Company against any other Person.

(c) There is no outstanding Order to which the Company is subject.

5.11 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company have been timely (within any applicable extension periods) filed, and all such Tax Returns were prepared in compliance with applicable Law and are true, complete and correct in all material respects when filed.

(b) The Company has fully and timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns).

(c) All deficiencies for Taxes asserted or assessed in writing against the Company have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements. There are no liens for Taxes on any properties or assets of the Company other than liens for Taxes not yet due and payable.

(d) No audit is pending or, to the Knowledge of the Shareholder, threatened in writing with respect to any Taxes due from or with respect to the Company.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending.

(f) The Company will not be required to pay any Tax, include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign Laws); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Laws); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Laws); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election under Code Section 965(h) (or any corresponding or similar provision of state, local or foreign Laws); or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

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(g) The Company (i) is not and has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) does not have liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.

(h) The Company has (i) properly complied with all applicable Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, and (iv) not sought and does not intend to seek any deferral of any Tax liability of any kind whatsoever pursuant to any state, local, or non-U.S. Tax Law.

(i) The Company is not subject to Tax in any jurisdiction other than the state of Delaware (or political subdivisions thereof) by virtue of (i) having a permanent establishment (within the meaning of an applicable income tax treaty) or other place of business or (ii) having a source of income in that jurisdiction.

(j) No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(k) The Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party and has complied with all reporting obligations with respect thereto.

(l) The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person, and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(m) The Company is not a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b), and neither the Company nor any of its Subsidiaries has been a party to such a transaction nor has claimed any tax benefit from any such transaction in any taxable year which remains open to or for assessment.

(n) The Company has not, in the past three years, distributed the stock of another Person or had its stock distributed in a transaction purported or intended to be governed by Code Section 355 (or any similar provision of state, local or foreign Law).

5.12 Affiliate Transactions. Shareholder does not, and to the knowledge of Shareholder, no officer, partner or director of the Company: (a) owns, directly or indirectly, any stock or other ownership interest or investment in any Person that is engaged in the Business or is a competitor, supplier, customer, lessor or lessee of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than 1% of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Securities Act; (b) has any claim against or owes any amount to, or is owed any amount by, the Company; (c) except in the case of the Shareholder, has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company; or (d) is a party to any agreement with, or involving the making of any payment or transfer of assets to, or to the Company.

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5.13 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any action taken by the Company.

5.14 Shareholder’s and the Company’s Reliance. Shareholder and the Company acknowledge that, except for the representations and warranties contained in Article 6 or in any Ancillary Agreement and in the case of Fraud, Buyer nor any other Person has made, and Shareholder and the Company have not relied on, any other express or implied representation or warranty by or on behalf of Buyer or any other Person.

Article 6
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Company and the Shareholder as follows:

6.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware , with requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned, leased or conducted.

6.2 Binding Obligations. Buyer has all requisite organizational authority and power to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement, the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and no other company proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming that this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

6.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is party and the consummation of the transactions contemplated hereby and thereby by Buyer and performance by Buyer of its obligations hereunder and thereunder (a) do not result in any violation of the Organizational Documents of Buyer, (b) do not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which its respective assets may be subject, and (c) do not violate any existing applicable Law or Order of any Governmental Authority having jurisdiction over Buyer or any of its assets.

6.4 No Authorization or Consents Required. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by Buyer in connection with the due execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby.

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6.5 Brokers. No broker, finder or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby.

6.6 Litigation. There is no Action or other process or procedure for settling disputes or disagreements with respect to Buyer pending or, to the actual knowledge of Buyer, threatened against Buyer. Buyer has not received written or, to the actual knowledge of Buyer, oral notice of an Action or claim or dispute that is reasonably likely to result in any such Action or other process or procedure for settling disputes or disagreements with respect to Buyer or the transactions contemplated by this Agreement or any Ancillary Agreement.

6.7 Investment Purpose. Buyer will be purchasing the Purchased Stock for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. Buyer acknowledges that the sale of the Purchased Stock hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities Laws, and that the Purchased Stock may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Article 7
COVENANTS

7.1 Public Announcements. No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by Law (including stock exchange requirements); provided further, however, if either Party makes such a determination, such Party will, if practicable in the circumstances, use their reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of its issuance.

7.2 Litigation Support. In the event and for so long as Buyer or the Company are actively contesting or defending against any Action in connection with any fact, situation, circumstance, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Shareholder will cooperate with Buyer and the Company and their respective counsel in the contest or defense and provide such testimony and access to the Shareholder’s books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of Buyer and the Company (unless Buyer and the Company are entitled to indemnification therefor under Article 9 below).

7.3 Confidentiality. From and after the Closing, the Shareholder and its Affiliates agree not to disclose or use any Confidential Information, except in the ordinary course of its relationship with the Company so long as such use is in compliance with all policies and agreements applicable to Shareholder. If, following the Closing, Shareholder is requested or required pursuant to written or oral question or request for information or documents in any Action, interrogatory, subpoena, civil investigation demand or similar process to disclose any Confidential Information, then Shareholder will notify Buyer promptly of the request or requirement (unless notification is restricted by Law) so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then Shareholder may disclose the Confidential Information to the tribunal; provided, however, that Shareholder shall use its best efforts to obtain, at the request and sole cost and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of the Shareholder.

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7.4 Covenant Not to Compete. During the Restricted Period, Shareholder and its current and future Affiliates over which Shareholder has control and Shareholder’s current and future directors or officers or any entity which any such director or officer has control will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), anywhere in the Applicable Area, engage in the Business or any business that competes with any current or future (contemplated as of the Closing) business of the Company, or own any interest in, manage, control, provide financing to, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative or otherwise), render services for or consult with any Person that is engaged in the Business or any current or such future business of the Company or in any activity that competes with any current or such future business of the Company; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

7.5 Covenant Not to Solicit. During the Restricted Period, Shareholder and its current and future Affiliates over which Shareholder has control and Shareholder’s current and future directors of officers or any entity which any such director or officer has control will not, directly or indirectly, in any manner (whether on its, his or her own account, or as an owner, operator, manager, consultant, officer, director, employee, investor, agent or otherwise), (a) call upon, solicit or provide services to any customer of the Company with the intent of selling or attempting to sell any products or services similar to those offered by the Business, (b) hire or engage, or recruit, solicit or otherwise attempt to employ or engage, or enter into any business relationship with, any Person currently or formerly employed by, or providing consulting services to, the Company, or induce or attempt to induce any Person to leave such employment or consulting arrangement, or (c) in any way interfere with the relationship between the Company and any employee, consultant, customer, sales representative, broker, supplier, licensee or other business relation (or any prospective customer, supplier, licensee or other business relation) of the Company (including, without limitation, by making any negative or disparaging statements or communications regarding the Company or any of its operations, officers, directors, managers or investors).

7.6 Enforcement.

(a) Shareholder has consulted with counsel regarding the restrictions set forth in Sections 7.3, 7.4 and 7.5 and based on such consultation has determined and hereby acknowledges that such restrictions contained herein are reasonable in terms of time and type of activity and geographic scope and are necessary to protect the goodwill of the Company and the substantial investment made by Buyer under this Agreement. Shareholder further acknowledges and agrees that such Person will receive good and valuable consideration as a result of the consummation of the transactions contemplated by this Agreement. Shareholder hereby acknowledges and agrees that remedies at law shall be inadequate to protect Buyer against any breach of Sections 7.4, or 7.5 and, without prejudice to any other rights and remedies otherwise available to Buyer, Shareholder hereby agrees that Buyer shall be entitled to injunctive relief to enforce the provisions of Sections 7.4, and 7.5 without the posting of any bond or other security. Shareholder hereby waives any defenses to the strict enforceability of the provisions of this Agreement.

(b) If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 7.4 or 7.5 is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. In the event of litigation involving Sections 7.3,7.4, or 7.5, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such litigation, including any appeal therefrom.

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7.7 Release. Effective as of the Closing, Shareholder, on behalf of itself, its Affiliates over which Shareholder has control, Shareholder’s current and future directors or any entity which any such director has control and all of their heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby (a) forever fully and irrevocably releases and discharges the Company, each of its Subsidiaries, and each of their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, shareholders, managers, directors, officers, employees, agents, and other Representatives (collectively, the “Released Parties”) from any and all Actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or Adverse Consequences of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising out of or related to events, facts, conditions or circumstances existing or arising on or prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (collectively, the “Released Claims”), and (b) irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any Action against any Released Party based upon any Released Claim. Notwithstanding the preceding sentence of this Section 7.7, “Released Claims” does not include, and the provisions of this Section 7.7 shall not release or otherwise diminish, the obligations of any Party set forth in or arising under any provisions of this Agreement or the Ancillary Agreements.

7.8 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, including to transfer any assets to the Company that should have been transferred to the Company on the Closing Date, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9 below). The Shareholder acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating solely to the business of the Company.

7.9 Tax Matters.

(a) Cooperation on Tax Matters. Each of Buyer and the Shareholder will, and will cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns of or with respect to the Company and any proceeding in respect of Taxes of or with respect to the Company. Such cooperation will include the retention and (upon the request of another Party) the provision of records and information that are reasonably relevant to any such Tax Returns or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder, on the one hand, and Buyer, on the other hand, agree to, and agree to cause their Affiliates to, (i) retain all books and records in their possession with respect to Tax matters relating to the Company for any Tax period beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other in writing of such extensions for the respective Tax periods, and (ii) if the other requests prior to the expiration of such statute of limitation period that such books and records be transferred to the requesting Party and the other Party intends to destroy or discard any such books and records, Buyer or the Shareholder will, and will cause their respective Affiliates to, allow such Party to take possession of such books and records. The Shareholder will give prompt written notice to Buyer if the Shareholder (or any Affiliate of Shareholder) receives any communication or notice with respect to any proceeding relating to the Taxes of or attributable to the Company that, if pursued successfully, would reasonably be expected to result in or give rise to a liability of the Company, Buyer, or any of its Affiliates for Taxes. The Shareholder and Buyer further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on any Party (or its Affiliates), including with respect to the transactions contemplated hereby.

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(b) Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period. “Straddle Period” means any taxable period that begins before and ends after the Closing Date.

(c) Tax Contests.

(i) If any Buyer Indemnitee receives notice of any audit, review, examination, assessment, or any other administrative or judicial Proceeding with the purpose or effect of re-determining Taxes of or with respect to the Company (including any administrative or judicial review of any claim for refund) for which the Shareholder may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”), then Buyer must notify the Shareholder within five (5) business days thereof in writing (“Tax Contest Notice”).

(ii) The Shareholder, at its sole cost and expense, shall have the right to control and defend the conduct of any Tax Contest covering solely any Tax period ending before the Closing Date (a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of their choice; provided, that as a condition to such right to control, within fifteen (15) days after receipt of any Tax Contest Notice, the Shareholder must notify Buyer in writing that the Shareholder desires to control and defend such Pre-Closing Tax Contest; provided further, that (A) the Shareholder shall keep Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, and (B) in the case of any Pre-Closing Tax Contest that could affect the Taxes or other interests of Buyer or the Company for taxable periods (or portions thereof) after the Closing Date (I) Buyer may participate (and retain separate co-counsel at their own cost and expense to participate) in the defense of the Pre-Closing Tax Contest, including having an opportunity to review and comment on any written materials prepared in connection with the Pre-Closing Tax Contest and the right to attend any conferences relating thereto, and (II) the Shareholder will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(iii) Buyer shall have the right to control and defend any Tax Contest covering any Straddle Period, any Tax Contest that is not a Pre-Closing Tax Contest, or any Pre-Closing Tax Contest for which the Shareholder has not exercised their right to control and defend such Pre-Closing Tax Contest in the time and manner set forth in Section 7.9(c)(ii) (an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability the Shareholder would be required to provide indemnification pursuant to this Agreement, (A) Buyer shall keep the Shareholder reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (B) the Shareholder may participate (and retain separate co-counsel at its sole cost and expense to participate) in the defense of such Tax items in the Other Tax Contest, including, to the extent the circumstances allow, having an opportunity to review and comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) Buyer will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of the Shareholder (which consent shall not be unreasonably withheld, conditioned, or delayed).

7.10 Right of First Refusal. If, at any time after the Closing and ending on third (3rd) anniversary, any Buyer shall receive an offer to sell at least a majority controlling interest in Company to an unaffiliated third party, and such Buyer desires to accept such offer, such Buyer will first provide written notice of such offer and such Buyer’s intent to Shareholder. Shareholder will a right, for thirty (30) days after the date of receipt of Buyer’s notice, to notify Buyer that it will match the third-party offer. If Shareholder so notifies Buyer, then Buyer will sell to Shareholder, the same number of shares at the same price and on substantially the same terms as the third-party offer. If Shareholder does not so notify Buyer, then Buyer may, for a period of sixty (60) days after expiration of Shareholder’s thirty (30) day period, consummate the sale with such third party. If the transaction is not consummated with such third party within such timeframe, or if the terms of the transaction differ, then Shareholder will again have a right, for thirty (30) days, to again match the third-party offer.

Article 8
INTENTIONALLY LEFT BLANK

Article 9
REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1 Indemnification by the Shareholder.

(a) Subject to the terms and conditions of this Article 9, the Shareholder will indemnify, defend and hold harmless Buyer, the Company, each of their respective Subsidiaries, each of their respective Affiliates, and their respective officers, directors, managers, members, shareholders, employees, agents, successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences that any Buyer Indemnitee may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 9 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (i) any breach or inaccuracy of any representation or warranty made in Article 4 or Article 5, (ii) any breach of any covenant or agreement of the Shareholder in this Agreement, (iii) any Pre-Closing Taxes, (iv) any failure by Shareholder to transfer to the Company any asset used by Company in its business, (v) the Michaelson debt or (vi) the payment of any of the Designated Payables, provided the Buyer has complied in all material respects with the provisions of Section 9.1(b) with respect to any Designated Payable for which it seeks indemnification.

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(b) From and after the Closing, Buyer shall not initiate contact with any of the obligees of any of the Designated Payables or any of their respective Affiliates for any purpose. Buyer shall not voluntarily make any payment of all or a portion of a Designated Payable and then seek indemnification for such payment or such Designated Payable. In the event Buyer receives a demand for payment of any Designated Payable, Buyer shall promptly advise the Chief Financial Officer of Shareholder if such demand is made verbally (or alternatively, notify the Shareholder in writing), or shall forward to Shareholder a copy of such demand if such demand is made in writing, including any e-mail communication. From and after Buyer’s receipt of any such demand, Shareholder shall have the exclusive right to negotiate the payment of such Designated Payable and the terms of any such payment. Except as expressly set forth in this Section 9.1(b), the Parties shall otherwise comply with Section 9.6 with respect to any claim made with respect to a Designated Payable.

9.2 Indemnification by Buyer. Subject to the terms and conditions of this Article 9, Buyer will indemnify, defend and hold harmless the Shareholder and its Subsidiaries, each of their respective Affiliates, and their respective officers, directors, managers, members, shareholders, employees, agents, successors and assigns (the “Shareholder Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur (including any Adverse Consequences they may suffer or incur after the end of any applicable survival period, provided that an indemnification claim with respect to such Adverse Consequence is made pursuant to this Article 9 prior to the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Buyer in Article 6, or (b) any breach of any covenant or agreement of Buyer or, following the Closing, the Company, in this Agreement.

9.3 Survival and Time Limitations. Except as otherwise provided in this section, all representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of eighteen (18) months. The right to indemnification, payment of any losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Notwithstanding the foregoing, the Shareholder will have no liability with respect to any claim under Section 9.1(a)(i) unless Buyer notify the Representative of such a claim on or before the eighteen (18) month anniversary of the Closing Date; provided, however, that any claim relating to any of the Excluded Representations may be made at any time until the six-year anniversary of the Closing Date or sixty (60) days after the applicable statute of limitations applicable to such Excluded Representation; and (c) any claim resulting from, arising out of, relating to, in the nature of, or caused by intentional breaches of the representations and Fraud may be made at any time until the six-year anniversary of the Closing Date. Buyer will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement unless the Shareholder notifies Buyer of such a claim on or before the eighteen (18) month anniversary of the Closing Date; provided, however, that any claim relating to any of the Buyer Fundamental Representations may be made at any time until the six-year anniversary of the Closing Date or sixty (60) days after the applicable statute of limitations applicable to such Excluded Representation. Notwithstanding anything to the contrary contained herein, if Buyer or the Shareholder, as applicable, provides notice of a claim in accordance with the terms of this Agreement within the applicable time period set forth above, then liability for such claim will continue until such claim is fully resolved.

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9.4 Limitations on Indemnification by the Shareholder.

(a) With respect to the matters described in Section 9.1(a)(i), the Shareholder will have no liability with respect to such matters until Buyer Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of $20,000 (the “Threshold”) except for breaches of Section 5.7, after which point the Shareholder will be obligated to indemnify Buyer Indemnitees from and against all Adverse Consequences in excess of the Threshold; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (i) breaches of the Excluded Representations or (ii) any intentional breach of a representation or warranty or Fraud.

(b) With respect to the matters described in Section 9.1(a)(i) resulting from, arising out of, relating to, in the nature of, or caused by a breach of any Excluded Fundamental Representation, the aggregate maximum liability of all the Shareholder shall be the Purchase Price paid or otherwise received by Shareholder pursuant to the transactions contemplated by this Agreement.

9.5 Limitations on Indemnification by Buyer.

(a) With respect to the matters described in Section 9.2(a), Buyer will have no liability with respect to such matters until Shareholder Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Threshold, after which point Buyer will be obligated to indemnify Shareholder Indemnitees from and against all Adverse Consequences exceeding the Threshold; provided, that the foregoing limitations shall not apply in respect of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (a) breaches of any Buyer Fundamental Representations or (b) any intentional breach of a representation or warranty or Fraud.

(b) With respect to the matters described in Section 9.2(a), the aggregate maximum liability of Buyer shall be the Purchase Price; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (i) breaches of any Buyer Fundamental Representations, or (ii) any intentional breach of a representation or warranty or Fraud.

9.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 9, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim.

(b) Upon receipt of the notice described in Section 9.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, and (ii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 9.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

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(c) In the event that any of the conditions under Section 9.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 9.

(d) Except in circumstances described in Section 9.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

9.7 Other Indemnification Matters. All indemnification payments under this Article 9 will be deemed adjustments to the Purchase Price. For purposes of determining the amount of Adverse Consequences resulting from any misrepresentation or breach of a representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 9, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them. Shareholder agrees that (a) Shareholder will not make any claim for indemnification against Buyer Indemnitee by virtue of the fact that Shareholder or its partners, employees, representatives or other Affiliates was a shareholder, member, partner, trustee, director, manager, officer, employee or agent of the Company or was serving as a shareholder, member, partner, trustee, director, manager, officer, employee or agent of any Person, regardless of the nature of the Adverse Consequences claimed, with respect to any Action brought by any Buyer Indemnitee against Shareholder or any claim of any Buyer Indemnitee against Shareholder in connection with this Agreement or the transactions contemplated hereby, and (b) Shareholder has no claims or rights to contribution or indemnity from the Company with respect to any amounts paid by Shareholder pursuant to this Article 9.

9.8 Setoff. If any Buyer Indemnitee is entitled to indemnification in accordance with this Article 9, then Buyer shall be entitled, but not obligated, to recover any such excess amounts due from the Shareholder under this Agreement by setting off such amounts against the Promissory Note. Buyer shall provide notice of the exercise of such right of set off to the Shareholder. The exercise of such right of set off by Buyer will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

9.9 Exclusive Remedy. The remedies in this Article 9 will be the sole and exclusive remedies of the Parties with respect to claims for breach of this Agreement, except, in each case, for (x) the remedies of specific performance and injunctive or other equitable relief to the extent expressly permitted elsewhere in this Agreement, and (y) with respect to claims for Adverse Consequences related to or resulting from Fraud, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being irrevocably agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by applicable Law.

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Article 10
MISCELLANEOUS

10.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

10.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

10.3 Entire Agreement. This Agreement (including the Exhibits attached hereto which are deemed for all purposes to be part of this Agreement), the other document delivered pursuant to this Agreement, and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their respective Representatives, oral or written, respecting such subject matter. Upon the Closing, the Confidentiality Agreement shall hereby automatically terminate without any further action by the Parties and shall be of no further force or effect.

10.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

10.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the Party for whom it is intended, (ii) if delivered by nationally recognized overnight courier service to such Party at its address set forth below, (iii) if delivered to such Party by electronic mail with transmission confirmed or (iv) if delivered by certified mail or registered mail, return-receipt received to such Party at its address set forth below, with copies sent to the Persons indicated:

If to the Shareholder or, prior to the Closing, the Company:

Titan Environmental Solutions Inc.

300 E. Long Lake Road, Suite 100A

Bloomfield Hills, Michigan 48304

Attention: Chief Executive Officer

Email: gmiller@titancares.com

With a copy to (which shall not constitute notice):

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige, Esq.

Email: ehellige@pryorcashman.com

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If to Buyer or, after the Closing, to the Company:

Recoup Partners, LLC

300 E. Long Lake Rd., Suite 100

Bloomfield Hills, Michigan 48304

Attention: Charles B. Rizzo

Email: onewastegroup@gmail.com

With a copy to (which shall not constitute notice):

Warner Norcross + Judd LLP

2715 Woodward, Suite 300

Detroit, Michigan 48201

Attention: Sean Cook, Esq.

Email: scook@wnj.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.5.

10.6 Exhibits. The Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

10.7 Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and signed by such Party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

10.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion; provided, however, Buyer may assign or pledge its rights hereunder to its lenders or any agent thereof as collateral security. Any purported assignment without such prior written consents shall be void.

10.9 No Third-Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a Party or a permitted successor or assignee of a Party, except for (i) the Released Parties as set forth in Section 7.7, and (ii) the Shareholder Indemnitees and the Buyer Indemnitees as set forth in Article 9.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.11 Governing Law. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Michigan without giving effect to the principles of conflict of laws thereof.

10.12 Consent to Jurisdiction. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Michigan, and each Party waives any objection which such Party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

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10.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Transfer Taxes. Any applicable sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the sale of the Purchased Stock contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by the Shareholder and 50% by Buyer when due. The Shareholder will timely file, with the reasonable cooperation of Buyer, any Tax Returns with respect to Transfer Taxes resulting, and the Shareholder and Buyer agree to jointly file all required change of ownership and similar statements relating to Transfer Taxes from the sale of the Stock.

10.15 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

10.16 Specific Performance. Shareholder agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

RECOUP TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ Glen Miller
Name:	Glen Miller
Title:	Chief Executive Officer

SHAREHOLDER:

TITAN ENVIRONMENTAL SOLUTIONS INC.,
a Nevada corporation

By:	/s/ Glen Miller
Name:	Glen Miller
Title:	Chief Executive Officer

BUYER:

RECOUP PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ Charles B. Rizzo
Name:	Charles B. Rizzo
Title:	Manager